Exhibit 99.01
FOR IMMEDIATE RELEASE                     Contact: Investor Relations
Website: http://www.arthrt.com                                 (978) 602-1436

November 19, 2013
ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES THIRD QUARTER 2013 RESULTS
Fitchburg, MA
Arrhythmia Research Technology, Inc. (NYSE MKT:HRT) and its subsidiaries (the "Company") announced today its results for the quarter ended September 30, 2013. The Company's financial results reflect the consolidated results of Arrhythmia Research Technology, Inc. and its subsidiaries, including Micron Products, Inc. ("Micron"), and the discontinued operations of RMDDxUSA Corp. and RMDDx Corporation (collectively "WirelessDx").

Quarter Ended September 30, 2013
The Company reported total consolidated revenue from continuing operations of $4,728,217 for the quarter ended September 30, 2013, compared to $4,959,034 for the quarter ended September 30, 2012, a decrease of $230,817 or 4.7%.
Net loss from continuing operations for the quarter ended September 30, 2013 was $569,528, or $0.21 per share compared to net loss from continuing operations of $1,452,552, or $0.52 per share for the quarter ended September 30, 2012.
Net income from discontinued operations for the quarter ended September 30, 2013 was $3,977, or $0.00 per share compared to a net loss from discontinued operations of $1,996,055, or $0.72 per share for the quarter ended September 30, 2012.
Total net loss for the quarter ended September 30, 2013 decreased $2,883,056 to $565,551, or $0.21 per share compared to a net loss of $3,448,607, or $1.24 for the quarter ended September 30, 2012.

Nine Months Ended September 30, 2013
The Company reported total consolidated revenue from continuing operations of $15,251,851 for the nine months ended September 30, 2013, compared to total consolidated revenue of $15,585,157 for the nine months ended September 30, 2012, a decrease of $333,306 or 2.1%.
Net loss from continuing operations for the nine months ended September 30, 2013 was $3,444,844, or $1.27 per share compared to net loss from continuing operations of $1,406,231, or $0.50 per share for the nine months ended September 30, 2012.
Net loss from discontinued operations for the nine months ended September 30, 2013 was $16,569, or $0.01 per share compared to a net loss from discontinued operations of $3,523,380, or $1.26 per share for the nine months ended September 30, 2012.
Total net loss for the nine months ended September 30, 2013 decreased $1,468,198 to $3,461,413, or $1.28 per share compared to a net loss of $4,929,611, or $1.76 for the nine months ended September 30, 2012.

Salvatore Emma, Jr., the Company's President and CEO, commented. "The Company has a significant opportunity for revenue growth from sales of orthopedic implant components. Shipments of these components increased dramatically in the third quarter, and further increases are expected in the fourth quarter and into 2014. The Company will continue to dedicate its financial resources to increase its production capabilities while targeting new leads in this multi-billion dollar market. The market for orthopedic implants is growing rapidly worldwide and the company has unique expertise in quick-turn patient specific implant components.
During the third quarter, the Company also realized increases in its custom injection molding business. These increases are due to strong demand in medical, defense, and automotive markets. Plastic injection molded products sales have increased with the launch of new customer programs in the second half of the year. The Company also expects to see growth in the fourth quarter of 2013 and into 2014. The company has also started to manufacture and ship components used by law enforcement and military which hold excellent potential for growth in the less-than-lethal ammunition market.

The Company is working on opportunities to regain market share in sensor products. Significant improvements in process, quality, service, and product performance have started to yield positive results. Increases in sensor volume are expected in the fourth quarter and into 2014 due to a steady increase in global demand as well as new programs with existing customers. The Company will continue its investments in research and development of new sensor technology.”

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About Arrhythmia Research Technology, Inc.
The Company through its wholly-owned subsidiary, Micron Products, Inc. manufactures components, devices and equipment primarily for the medical and defense industries. Micron is engaged in the production and sale of silver/silver chloride coated and conductive resin sensors used as component parts in the manufacture of integrated disposable electrophysiological sensors. These disposable medical devices are used worldwide in the monitoring of electrical signals in various medical applications. The Company has expanded into custom thermoplastic injection molded products with a full array of design, engineering and production services and management. The addition of an orthopedic implant machining operation, produces quick-turn, high volume and patient-specific, finished orthopedic implants. The Company also has developed and distributes customizable proprietary signal-averaging electrocardiography (SAECG) software used in the detection of certain heart arrhythmias and that is reconfigurable for a variety of hardware platforms.

For more information please check our websites:
http://www.arthrt.com            http://www.micronproducts.com
Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to retain customers who represent significant proportions of revenue; our ability to maintain our pricing model and/or decrease our cost of sales; our ability to increase sales of higher margin products and services; our ability to manage our level of debt and provisions in the debt agreements which could limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variability of customer delivery requirements; variations in the mix of products sold; a stable interest rate market and/or a stable currency rate environment in the world, and specifically the countries where we are doing business; amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources and our ability to offset higher costs with price increases. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.